Exhibit 5.1

December 13, 2019

Ideal Power Inc.

4120 Freidrich Lane, Suite 100

Austin, Texas 78744

Re:	Registration Statement on Form S-3 Filed by Ideal Power Inc.

Ladies and Gentlemen:

We have acted as counsel to Ideal Power Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a registration statement on Form S-3 (the “Registration Statement”) for the registration of the resale from time to time by the selling stockholders of the Company named in the Registration Statement (collectively, the “Selling Stockholders”) of up to 3,250,814 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), consisting of up to (i) 544,950 shares of Common Stock (the “Shares”) currently held by the Selling Stockholders and (ii) 2,705,864 shares of Common Stock issuable upon the exercise of outstanding warrants to purchase shares of Common Stock held by the Selling Stockholders (the “Warrants,” and such shares of Common Stock underlying the Warrants, the “Warrant Shares”) to be acquired by the Selling Stockholders upon exercise of the Warrants.

We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that:

1.	The Shares have been validly issued, and are fully paid and non-assessable.

2.	The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and, upon (i) the due execution by the Company and registration by its registrar of the Warrant Shares, and (ii) delivery and payment therefor upon exercise of the Warrants in accordance with their terms, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP